Exhibit 99.1

Professional Diversity Network, Inc. Announces Pricing of $2 Million Registered Direct Offering and Concurrent Private Placement

CHICAGO – November 19, 2024 – Professional Diversity Network, Inc. (NASDAQ: IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced that it has entered into a securities purchase agreement with a single institutional investor for the issuance and sale of 2,500,000 shares of its common stock (or common stock equivalents in lieu thereof) in a registered direct offering at a purchase price of $0.80 per share.

In a concurrent private placement, the Company also agreed to issue to the same investor series A common stock purchase warrants (the “Series A Warrants”) to purchase up to 2,500,000 shares of common stock and series B common stock purchase warrants (the “Series B Warrants”) to purchase up to 2,500,000 shares of common stock (the Series A Warrants together with the Series B Warrants, the “Common Warrants”). The Series A Warrants will have an exercise price of $0.86 per share, will be exercisable commencing six months from the date of issuance, and will expire five and one-half years following the date of issuance. The Series B Warrants will have an exercise price of $0.86 per share, will be exercisable commencing six months from the date of issuance, and will expire twenty-four months following the date of issuance.

The gross proceeds from the offerings, before deducting the placement agent's fees and other offering expenses payable by the Company, are expected to be approximately $2 million. The Company expects to use the net proceeds from the offerings for general working capital.

A.G.P./Alliance Global Partners is acting as sole placement agent for the offerings. The offerings are expected to close on or about November 20, 2024, subject to the satisfaction of customary closing conditions.

The shares (or common stock equivalents in lieu thereof) offered to the institutional investor described above are being offered pursuant to a registration statement on Form S-3 (File No. 333-260316), which was declared effective by the Securities and Exchange Commission (the “SEC”) on October 26, 2021. The offering is being made only by means of a prospectus which is a part of the effective registration statement. The Common Warrants will be issued in a concurrent private placement. A final prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Additionally, when available, electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com

The private placement of the Common Warrants and the shares underlying the Common Warrants offered to the institutional investor will be made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder. Accordingly, the securities issued in the concurrent private placements may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in- person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate several other business units in the United States including the International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions, and RemoteMore USA, Inc., an online platform specialized in remote-hiring of developers. Through an online employee recruitment platform that leverages our affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this press release include, without limitation, the timing for closing of the offerings and the expected use of proceeds from the offerings. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.ipdn.com. Please click on “Investor Relations”.

Investor Inquiries:

Professional Diversity Network, Inc.

Email: investors@ipdnusa.com

Tel: +1 (312) 614-0950